Exhibit 99.1


 Rapid Link, Inc. Completes Institutional Funding Structure


 Company signs agreement with Westside Capital LLC to provide up to $9.5 million in equity capital

 LOS ANGELES, CA -- (MARKET WIRE) -- June  21, 2007 -- Rapid Link, Inc.  (OTC
 BB: RPID.OB - News), a leading provider of Internet Communication services to niche markets, today announced that it has completed a equity capital funding structure with Westside Capital LLC that could provide Rapid Link with up to $9.5 million in capital.

 The funding structure from Westside Capital LLC will be used primarily for general working capital purposes, acquisitions, and further clean up of the balance sheet. The structure is intended to be less dilutive to the shareholders of the Company when compared to other potential funding sources due to the fact that the vast majority of the proposed funding from Westside Capital LLC occurs at higher prices than the current market price.

 John Jenkins, CEO of Rapid Link, Inc. commented, "We are thrilled to be partnering with an investment firm such as Westside Capital LLC. Through their creative funding structure, we hope to obtain the needed capital to execute on our business plan of becoming the premier provider of communication services to our specific niche markets. Additionally, with Westside Capital's funding structure occurring at prices higher than the current market price, it shows great confidence in our company's ability to perform and add value to its shareholders."


 About Rapid Link, Inc.:

 Founded in 1997 as Dial Thru International Corporation, Rapid Link provides value-added Internet Protocol (IP) communication services to customers, both domestically and internationally. Rapid Link is a leading niche market provider that has focused on the US military and other key niche markets through its proven, high-quality Internet telephony products, services and infrastructure for service providers, businesses and individuals worldwide. The Company's IP service offerings include multiple service plans which reside on Rapid Link's state-of-the-art IP network. The Company offers PC-to-PC, PC-to-phone, and phone-to-phone calling on their unique set of IADs -
 - Internet Access Devices -- that provide a new low-cost communication service that is delivered through a broadband connection. Rapid Link's back office provides billing, operations management, marketing support, inventory management, accounts payable, accounts receivable, sales force automation, commission management, and trouble ticket reporting. Customers can manage their telecommunications services in a real-time environment through the Company's tested back office support structure. Rapid Link's network spans more than 15 countries on five continents. For more information, visit www.rapidlink.com.


 About Westside Capital LLC

 Westside Capital LLC a fundamentally oriented private investment firm focusing on special situation and value growth oriented micro-cap public and private companies. Westside Capital works with companies to enhance their shareholder value through creative investment and funding structures, in addition to providing industry leading strategic advice. Westside Capital provides its companies with capital for internal expansion, business acquisition, and overall business growth.


 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: with the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, but are not limited to, the risk factors noted in the Company's filings with the United States Securities and Exchange Commission, such as the trading price of the Company's common stock reaching levels that would cause funding to occur; the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products, services and enhancements by competitors; the competitive nature of the markets for the Company's products and services; the Company's ability to gain market acceptance for its products and services; the Company's ability to fund its operational growth; the Company's ability to attract and retain skilled personnel; the Company's ability to diversify its revenue streams and customer concentrations; and the Company's reliance on third-party suppliers.


 Contact:


 John A. Jenkins
 CEO
 310-566-1701